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                            [HEDSTROM LETTERHEAD]



                                                                   EXHIBIT 10.26


                      MANUFACTURING AND ROYALTY AGREEMENT



        Agreement made this 13th day of April 1994, by and between Euro-Matic Ltd., a company organized under the laws of the United Kingdom and having its offices and principal place of business located at Sinclair House, The Avenue, Faling, London W13 8NT, England (hereinafter referred to as "Euro-Matic") and Hedstrom Corporation, a Delaware Corporation, having its offices and place of business at 710 Orange Street, Ashland, Ohio, U.S.A. (hereinafter referred to as "Hedstrom").

        Hedstrom currently manufactures Euro-Matic playpen balls for Euro-Matic per terms and conditions as set forth in "Manufacturing Agreement" dated 21 July 1987.

        PLAYPEN BALLS are manufactured using molds designed by Euro-Matic in LDPE and also the EURO-PLUS LDPE/LLDPE technology patented in the USA.

        All terms and conditions of the manufacturing agreement remain in force unaltered, except for Article 9 "Non-Compete Agreement", which will be modified by this agreement.

        The parties hereto agree as follows:

        Hedstrom agrees that neither Hedstrom nor any companies affiliated with Hedstrom will directly or indirectly market or seek to market or offer for sale to Euro-Matic's customers or in Euro-Matic's general market (which includes restaurants, schools, and other educational, health and supportive institutions and the amusement industry) any items of the same or similar nature to the products manufactured for Euro-Matic pursuant to this agreement during the term of the agreement and for three (3) years thereafter.

        Similarly Euro-Matic agrees that during the term of this agreement and for three (3) years thereafter neither Euro-Matic or any affiliate of Euro-Matic will market any product which is the same or similar nature to products manufactured by Hedstrom, to the wholesale discount market, food and drug chain stores or the retail toy industry. Either party hereto may seek injunction relief to enforce the terms of paragraph 9.

        Hedstrom now desires to market to the wholesale discount market, food and drug chain stores and the retail toy industry a home and backyard ball pit which will use the playpen type of ball manufactured under the manufacturing agreement dated 21 July 1987, and as modified using the Euro-Plus technology.

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Hedstrom Corporation
Manufacturing and Royalty Agreement                             April 13, 1994


        Euro-Matic agrees that Hedstrom may manufacture, market and offer for sale the ball pit product with Euro-Matic balls to the aforementioned market under the terms and conditions as set forth below:

        Hedstrom will only use mold supplied by or designed by Euro-Matic and use the Euro-Matic approved technology, so as to protect ball quality and the play concept.

        Euro-Matic will provide Hedstrom with two (2) 10-cavity, 80mm molds with plain inserts and four (4) 4-cavity, 76mm molds with plain inserts to be used on Hedstrom-owned blow-mold machines. The 76mm molds will also be used from time to time to manufacture balls for Euro-Matic. However, other Euro-Matic molds may also be used for Hedstrom ball production with the prior approval of Euro-Matic when capacity is available.

        The molds provided will be for use only by Hedstrom and will remain the property of Euro-Matic Ltd. Euro-Matic and Hedstrom agree that normal routine maintenance will be the responsibility of Hedstrom Corporation. Cavity and parting line refurbishment necessary to maintain quality standards will be the responsibility of Euro-Matic unless caused by the mis-use or abuse by Hedstrom Corporation.

        In consideration for the molds furnished and the right to market Euro-Matic-type playpen balls to Hedstrom's traditional market, Hedstrom agrees to compensate Euro-Matic Ltd. at the rate of $.01 per ball for all balls sold with the ball pit. Hedstrom will also pay Euro-Matic the same royalty in respect of any balls manufactured for the same purpose but left unsold for whatever reason upon termination of the contract of discontinuation of the ball pit or related products. Royalty will also be payable for balls not sold with the ball pits, but as spares, replacement or additional supplies.

        Balls sold shall mean the summarized invoice quantity of ball pits multiplied by the number of balls per ball pit sold as spares, replacements or additional supplies less any returns, but no deduction may be taken for uncollectible accounts.

        Within thirty (30) days after the initial shipment of the ball pit containing the Euro-Matic balls and promptly on the 15th day of every month thereafter, Hedstrom shall furnish to Euro-Matic a complete and accurate statement of the balls sold by Hedstrom during the preceding calendar month. The report shall also specify the number of balls sold independently of the ball pits, but essentially for use with the pits.

        The report will contain the number of units sold, the quantity of Euro-Matic playpen balls included in each unit and gross amount of balls per unit with accumulated total for all units. Such statements shall be furnished to Euro-Matic whether or not any of the Euro-Matic balls were sold during calendar months to which such statements refer.




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Hedstrom Corporation
Manufacturing and Royalty Agreement                             April 13, 1994


        Upon demand, Euro-Matic shall at its own expense, but not more than once in a twelve (12) month period, have the right to examine Hedstrom's records, during normal business hours, to determine the accuracy of monthly reports submitted.

        Hedstrom shall remit at the rate of $.01 per ball the total gross amount due with each monthly statement. Statements and remittances shall be mailed to:

                Euro-Matic Ltd.
                66 West Street
                Leominster, MA 01453
                Attn: Evelyn Berube or whomever subsequently appointed by
                      Euro-Matic

                To be forwarded via courier to Euro-Matic U.K.

The term of this agreement shall be self-renewing on the annual anniversary date unless written notice is presented ninety (90) days prior to the anniversary date. Terms of the royalty rate, however, may be negotiated each year before the anniversary date, but it shall not be less the $.01 per ball.


EURO-MATIC LTD.

BY:     [illegible]
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TITLE:  Director
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HEDSTROM CORPORATION

BY:  James D. Braeunig
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TITLE:  Vice President
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